lNTERNATI0NAL FLAVORS & FRAGRANCES INC. ("IFF")
                      DIRECTORS' DEFERRED C0MPENSATI0N PLAN

     1. The Corporation has established this plan to give outside directors of the Corporation the option to defer receipt of the annua1 retainer and meeting fees payable to them for services as an IFF director.

     2. IFF directors are elected for a one-year term of office commencing with the Annual Meeting of Stockholders held on the second Thursday of May in each year. IFF pays each director who is not an employee of or consultant to the Corporation ("outside director") an annual retainer in two equal installments on November 30 and May 31 of each year, plus a meeting fee for each meeting attended. Following the adoption of this Plan by the Board but prior to November 1, 1981, any outside director of the Corporation may elect to have payment of all of his or her semi-annual retainer and meeting fees for services as a director after November 1, 1981, deferred in one of the ways specified in paragraph 5 below. Such election, and any subsequent change thereof, shall be made in writing signed by the director and filed with the Secretary of the Corporation.

     3. An election by a director to defer compensation with respect to any year of service as a director shall be irrevocable after such year of service begins. Such election, once made, shall also continue in effect with respect to the retainer for subsequent years of service as a director unless, before the Annual Meeting of Stockholders beginning any such year, the director files a new election or informs the Secretary in writing that he or she wishes to receive his or her retainer and meeting fees in cash.


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     4. Any director's compensation deferred pursuant to the terms of this plan will be increased, until actually paid to the director, at the interest rates applicable from time to time with respect to deferred compensation awards under the Corporation's deferred compensation plans for employees.

     5. Payment of a director's deferred compensation shall be made in a lump sum or in up to ten annual installments commencing as soon as practicable after the earlier of (i) the beginning of a calendar year specified by the director in his or her election or (ii) the end of the calendar year in which the director's service as a director of the Corporation terminates or in which the director attains 75 years of age (whichever occurs later).

     6. Any amounts of deferred compensation remaining unpaid at the time of a director's death shall be paid in a lump sum to the director's estate.

     7. The Corporation shall have no duty to fund any obligations under this plan. The rights of each participating director shall be limited to those of a general creditor of the Corporation. Amounts payable under this plan shall not be assignable or subject to attachment, execution or levy of any kind.

     8. The Board shall have power to amend or terminate this p1an at any time, but no such action shall adversely affect any obligation with respect to deferred compensation theretofore incurred.